(g)(46)
December 14, 2011
JPMorgan Chase Bank, N.A.
4 New York Plaza, Floor 12
New York, NY 10004-2413
Attn: Tony Hanson

Re:	Goldman Sachs Trust; additional portfolio under the Goldman Sachs Trust contract
Ladies and Gentlemen:
This is to advise you that Goldman Sachs Trust (the “Trust”) has established a new series of shares to be known as Goldman Sachs Managed Futures Strategy Fund (the “Fund”). In accordance with Schedule 1 — Listing Of Funds of the Custodian Contract (the “Contract”), between the Trust and JPMorgan Chase Bank, N.A dated as of June 30, 2006, the Trust hereby requests that you act as Custodian of the Fund under the terms of the Contract.
Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Trust and retaining one copy for your records.
GOLDMAN SACHS TRUST
By: /s/ Scott M. McHugh
Name: Scott M. McHugh
Title: Treasurer of the Funds
Agreed to this 14th day of December 2011.
JPMORGAN CHASE BANK, N.A.
By: /s/ Daniel J. Manniello
Name: Daniel J. Manniello
Title: Executive Director